EXHIBIT 10.7

MELLANOX TECHNOLOGIES, LTD.

THIRD AMENDED AND RESTATED GLOBAL SHARE INCENTIVE PLAN (2006)
PERFORMANCE SHARE UNIT AWARD GRANT NOTICE AND
PERFORMANCE SHARE UNIT AWARD AGREEMENT
FOR PARTICIPANTS IN ISRAEL
Mellanox Technologies, Ltd., a corporation organized under the laws of the State of Israel (the “Company”), pursuant to its Third Amended and Restated Global Share Incentive Plan (2006) and the appendix thereto setting forth the additional terms applicable to Participants who are Israeli Taxpayers (collectively referred to as the “Plan,” except where the context otherwise requires), hereby grants to the individual listed below (the “Participant”), an award (the “Award”) of performance share units (“Performance Share Units” or “PSUs”). Each PSU represents the right to receive [ ˜ ] unrestricted, fully transferable ordinary shares of the Company (each a “Share,” collectively “Shares”) upon vesting. This Award is subject to all of the terms and conditions as set forth herein, in the Performance Share Unit Award Agreement attached hereto as Exhibit A (the “Agreement”) and the Plan, each of which are incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Grant Notice and the Agreement.

Participant’s Name:	[ ˜ ]
PSU Number:	[ ˜ ]
Grant Date:	[ ˜ ]
Target Number of PSUs:	[ ˜ ]
Maximum Number of Shares Issuable:	[ ˜ ]
Vesting Commencement Date:	[ ˜ ]
Type of PSUs:	102 Capital Gains Track
Performance Period:	[ ˜ ]
Performance Goals:	[ ˜ ]
Termination of Employment:
Except as otherwise set forth in the Agreement, the Participant shall forfeit all Performance Shares upon the Participant’s Termination of Employment prior to the Measurement Date (as defined in the Agreement).

By his or her acceptance of the Award through the Company's online acceptance procedure (or by his or her signature and the signature of the Company’s representative below), the Participant agrees to be bound by the terms and conditions of the Plan, the Agreement and this Grant Notice. The Participant has reviewed the Agreement, the Plan and this Grant Notice in their entirety and fully understands all provisions of this Grant Notice, the Agreement and the Plan. The Participant also agrees that the Company, in its sole discretion, may satisfy any applicable tax withholding obligations in accordance with Section 2.6 of the Agreement by (i) withholding Shares otherwise issuable to the Participant upon vesting of the PSUs, (ii) instructing a broker on the Participant’s behalf to sell Shares otherwise issuable or issued to the Participant upon vesting of the PSUs and submit the proceeds of such sale to the Company, or (iii) using any other method permitted by Section 2.6 of the Agreement or the Plan. The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan or relating to the PSUs.
The Participant and the Company further agree that, provided the Participant is an Eligible 102 Participant, the PSUs are intended to be granted under and governed by Section 102(b)(2) and 102(b)(3) of the Income Tax Ordinance (New Version) – 1961 and the Rules promulgated in connection therewith (the “ITO”), and the Trust Agreement between the Company and the Trustee, a copy of which has been provided to the Participant or made available for his/her review. Furthermore, the Participant agrees that the PSUs and underlying Shares will be issued to the Trustee to hold on the Participant’s behalf, pursuant to the terms of the ITO, the Rules and the Trust Agreement. The Participant confirms that he or she is familiar with the terms and provisions of Section 102 of the ITO, particularly the Capital Gains Track described in subsection (b)(2) and (b)(3) thereof, and agrees that he or she will not require the Trustee to release the PSUs or Shares to the Participant, or to sell the Shares to a third party, during the Required Holding Period, unless permitted to do so by applicable law.
If the Participant does not accept or decline the Award within 90 days of the grant date stated above or by such other date that may be communicated to the Participant by the Company. If the Participant declines the Award, the Award will be cancelled and no benefits from the Award nor any compensation or benefits in lieu of the Award will be provided to the Participant.

MELLANOX TECHNOLOGIES, LTD.:	PARTICIPANT:
By:	By:
Print Name:	Print Name:
Title:
Address:	Address:

EXHIBIT A
TO PERFORMANCE SHARE UNIT AWARD GRANT NOTICE
PERFORMANCE SHARE UNIT AWARD AGREEMENT
FOR PARTICIPANTS IN ISRAEL
Pursuant to the Performance Share Unit Award Grant Notice (the “Grant Notice”) to which this Performance Share Unit Award Agreement (the “Agreement”) is attached, Mellanox Technologies, Ltd., a corporation organized under the laws of the State of Israel (the “Company”), has granted to Participant an award (the “Award”) of performance share units (“Performance Share Units” or “PSUs”) under the Company’s Third Amended and Restated Global Share Incentive Plan (2006) and the appendix thereto setting forth the additional terms applicable to Participants who are Israeli Taxpayers (collectively referred to herein as the “Plan,” unless context otherwise requires).
ARTICLE I
GENERAL
1.1    Defined Terms. Wherever the following terms are used in this Agreement they shall have the meanings specified below, unless the context clearly indicates otherwise. Capitalized terms not specifically defined herein shall have the meanings specified in the Plan or the Grant Notice, as applicable.
(a)     “Cause” means that, in the reasonable determination of the [Board, IN THE CASE OF THE CHIEF EXECUTIVE OFFICER][Chief Executive Officer, IN THE CASE OF OTHER EMPLOYEES], the Participant:
(i)     has committed an act of fraud or embezzlement or has intentionally committed some other illegal act that has a material adverse impact on the Company or any successor or parent or subsidiary thereof;
(ii)     has been convicted of, or entered a plea of “guilty” or “no contest” to, a felony which causes or may reasonably be expected to cause substantial economic injury to or substantial injury to the reputation of the Company or any subsidiary or affiliate of the Company;
(iii)     has made any unauthorized use or disclosure of confidential information or trade secrets of the Company or any successor or parent or subsidiary thereof that has a material adverse impact on any such entity;
(iv)     has committed any other intentional misconduct that has a material adverse impact on the Company or any successor or parent or subsidiary thereof, or
(v)     has intentionally refused or intentionally failed to act in accordance with any lawful and proper direction or order of the Board or the appropriate individual to whom Participant reports, provided such direction is not materially inconsistent with Participant’s customary duties and responsibilities.

(b)     “Constructive Termination” means that Participant voluntarily terminates Participant’s employment with the Company after any of the following are undertaken without Participant’s express written consent:
(i)     the removal of or a material reduction in the nature or scope of Participant’s responsibilities, or the assignment to Participant of duties that are materially inconsistent with Participant’s position other than a change in reporting relationship;
(ii)     a change in Participant’s direct reporting relationship so that Participant no longer reports directly to the [ ˜ ];
(iii)     a material reduction in Participant’s base salary or target annual bonus opportunity, unless the base salaries and target bonus opportunities of all other Participants are similarly reduced; or
(iv)    a relocation of Participant’s place of employment that increases Participant’s one-way commute by more than thirty (30) miles from such Participant’s place of employment as of immediately prior to such relocation. The termination of Participant’s employment as a result of Participant’s death or disability shall not be deemed to be a Constructive Termination.
Notwithstanding the foregoing, a resignation shall not constitute a “Constructive Termination” unless the event or condition giving rise to such resignation continues more than thirty (30) days following Executive’s written notice of such condition provided to the Company within ninety (90) days of the first occurrence of such event or condition and such resignation is effective within thirty (30) days following the end of such notice period.
(c)     “Covered Termination” means an Involuntary Termination Without Cause or a Constructive Termination, in each case, which occurs within 12 months following a Change in Control.
(d)     “Involuntary Termination Without Cause” means Participant’s dismissal or discharge by the Company other than for Cause. The termination of Participant’s employment as a result of Participant’s death or disability shall not be deemed to be an Involuntary Termination Without Cause.
(e)     “Termination of Consultancy” shall mean the time when the engagement of the Participant as a Consultant to the Company or any affiliate thereof is terminated for any reason, with or without cause, including, but not by way of limitation, by resignation, discharge, death or retirement, but excluding: (i) terminations where there is a simultaneous employment or continuing employment of the Participant by the Company or any affiliate thereof, and (ii) terminations where there is a simultaneous re-establishment of a consulting relationship or continuing consulting relationship between the Participant and the Company or any affiliate thereof. The Administrator, in its absolute discretion, shall determine the effect of all matters and questions relating to Termination of Consultancy, including, but not by way of limitation, the question of whether a particular leave of absence constitutes a Termination of Consultancy. Notwithstanding any other provision of the Plan, the Company or any affiliate thereof has an absolute and unrestricted right to terminate a Consultant’s service at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in writing.
(f)    “Termination of Directorship” shall mean the time when the Participant, if he or she is or becomes a Non-Employee Director, ceases to be a member of the Board of Directors for any reason, including, but not by way of limitation, a termination by resignation, failure of shareholders to approve appointment, failure to be elected, death or retirement. The Board of Directors, in its sole and absolute discretion, shall determine the effect of all matters and questions relating to Termination of Directorship with respect to Non-Employee Directors.
(g)    “Termination of Employment” shall mean the time when the employee-employer relationship between the Participant and the Company or any affiliate thereof is terminated for any reason, with or without cause, including, but not by way of limitation, a termination by resignation, discharge, death, disability or retirement; but excluding: (i) terminations where there is a simultaneous reemployment or continuing employment of the Participant by the Company or any affiliate thereof, (ii) terminations where there is a simultaneous establishment of a consulting relationship or continuing consulting relationship between the Participant and the Company or any affiliate thereof, and (iii) terminations where the Participant simultaneously becomes or previously is appointed or elected as a Non-Employee Director. The Administrator, in its absolute discretion, shall determine the effect of all matters and questions relating to Termination of Employment, including, but not by way of limitation, the question of whether a particular leave of absence constitutes a Termination of Employment.
(h)    “Termination of Services” shall mean the Participant’s Termination of Consultancy, Termination of Directorship or Termination of Employment, as applicable.
1.2    General. Each Performance Share Unit shall constitute a non-voting unit of measurement which is deemed for bookkeeping purposes to be equivalent to up to [ ˜ ] Shares (subject to adjustment as provided in Section 11.1 of the Plan) solely for purposes of the Plan and this Agreement. The Performance Share Units shall be used solely as a device for the determination of the payment to eventually be made to the Participant if such Performance Share Units vest pursuant to Section 2.3 hereof. The Performance Share Units shall not be treated as property or as a trust fund of any kind.
1.3    Incorporation of Terms of Plan. The PSUs are subject to the terms and conditions of the Plan and the Trust Agreement, entered into between the Company and the Trustee, which are incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control.
ARTICLE II

GRANT OF PERFORMANCE SHARE UNITS
2.1    Grant of PSUs; Compliance with Section 102.
(a)    Effective as of the grant date set forth in the Grant Notice (the “Grant Date”), the Company grants to the Participant the Award as set forth in the Grant Notice.
(b)    If the Award is a 102 Trustee Grant granted to an Eligible 102 Participant, the PSUs will be registered in the name of the Trustee as required by law to qualify under Section 102, for the benefit of the Participant. The Participant shall comply with the ITO, the Rules, and the terms and conditions of the Trust Agreement entered into between the Company and the Trustee. The Trustee will hold the PSUs or the Shares to be issued upon vesting of the PSUs for at least the Required Holding Period, as set forth in the Plan. The Participant hereby undertakes to release the Trustee from any liability in respect of any action or decision duly taken and bona fide executed in relation to the Plan, or any PSU granted to him thereunder. The Participant hereby confirms that Participant shall execute any and all documents which the Company or the Trustee may reasonably determine to be necessary in order to comply with the ITO and particularly the Rules.

2.2    Company’s Obligation to Pay. Each PSU constitutes the right to receive up to [ ˜ ] Shares upon vesting, as determined in accordance with Section 2.3 below. Unless and until the PSUs will have vested in accordance with Article II hereof, Participant will have no right to receive Shares under any such PSUs. Prior to actual payment of any vested PSUs, such PSUs will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.
2.3    Vesting Schedule; Change in Control; Notice to Trustee.
(a)    Subject to Section 2.3(b) hereof and any accelerated vesting provisions in any Executive Severance Benefit Agreement, employment agreement or other agreement between the Participant and the Company, the PSUs awarded by the Grant Notice will vest and become non-forfeitable, and the number of Shares issuable in respect of the PSUs, if any, will be determined, on the date (the “Measurement Date”) on which the Administrator certifies the Company’s achievement of the Performance Goals, which shall occur no later than ninety (90) days after the end of the Performance Period, in accordance with the terms set forth on Exhibit B attached hereto.
(b)    Notwithstanding Section 2.3(a), in the event of a Change in Control that occurs following the beginning of the Performance Period and prior to [ ˜ ], the number of Shares that shall become issuable upon the applicable vesting date (as set forth below) in respect of such PSUs shall equal the greater of (i) the Target Number of PSUs set forth in the Grant Notice and (ii) such number of Shares determined based on the Company’s actual achievement of the Performance Goals as of the Change in Control, with Relative TSR (as defined in Exhibit B) determined using an Ending Average Market Value (as defined in Exhibit B) equal to the price per Share paid to the holder thereof in accordance with the definitive agreement governing the transaction constituting the Change in Control (or in absence of such agreement, the closing price per Share on the last trading day prior to the Change in Control):
(i) If the successor or surviving entity assumes the PSUs, such PSUs shall remain outstanding and eligible to vest as of [ ˜ ] subject to the Participant’s continued service with the Company or any affiliate through such date; provided that in the event of an earlier Covered Termination of Participant’s employment, the PSUs shall vest in full upon such termination; and
(ii) If the successor or surviving entity does not assume the PSUs, the PSUs shall vest in full upon such Change in Control.

(c)    If the Award is a 102 Trustee Grant granted to an Eligible 201 Participant, the Company will notify the Trustee upon vesting of PSUs. The Shares issued upon the vesting of the PSUs shall be controlled by the Trustee for the benefit of Participant, until they are sold or transferred, provided that the Participant first complies with the tax withholding provisions set forth in this Agreement. In the event that the Participant elects to have the Shares transferred to the Participant without selling such Shares, the Participant shall become liable to pay taxes immediately in accordance with the provisions of the ITO.
2.4    Forfeiture, Termination and Cancellation upon Termination of Services. Subject to Section 2.3(b), upon the Participant’s Termination of Services for any or no reason, the then-unvested PSUs subject to this Agreement will be automatically forfeited, terminated and cancelled as of such date without payment of any consideration by the Company, and the Participant, or the Participant’s beneficiary or personal representative, as the case may be, shall have no further rights hereunder. For the avoidance of doubt, except as otherwise provided by the Administrator, no PSUs shall vest following the Participant’s Termination of Services.

2.5    Payment after Vesting. As soon as administratively practicable, and, in any event, within sixty (60) days, following the vesting of any Performance Share Units pursuant to Section 2.3 or Section 3.2, the Company shall deliver to the Participant a number of Shares (either by delivering one or more certificates for such shares or by entering such shares in book entry form, as determined by the Company in its sole discretion and in accordance with Section 2.3, unless such Performance Share Units terminate prior to the given vesting date pursuant to Section 2.4. Notwithstanding the foregoing, in the event Shares cannot be issued pursuant to Section 2.9(a), (b) or (c) hereof, then the Shares shall be issued pursuant to the preceding sentence as soon as administratively practicable after the Administrator determines that Shares can again be issued in accordance with Sections 2.9(a), (b) and (c) hereof; provided, however, that if the Participant is a U.S. federal taxpayer, any such delay shall apply only to the extent permissible under Section 409A (as defined below).

2.6    Responsibility for Taxes.

(a)The Participant acknowledges that, regardless of any action taken by the Company or, if different, the Participant’s employer (the “Employer”) or the Trustee, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant (“Tax-Related Items”) is and remains the Participant’s responsibility. The Participant further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including, but not limited to, the grant, vesting or payment of the PSUs, the issuance of Shares, the subsequent sale of Shares and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the PSUs or any aspect of the PSUs to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant has become subject to tax in more than one jurisdiction, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b)Prior to any relevant taxable or tax withholding event, as applicable, the Participant will pay or make arrangements satisfactory to the Company and/or the Employer to fulfill all Tax-Related Items. In this regard, the Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy any applicable withholding obligations with regard to all Tax-Related Items by one or a combination of the following:

(i)withholding from the Participant’s wages or other cash compensation paid to the Participant by the Company and/or the Employer;

(ii)requiring the Participant to tender payment in cash, check or wire transfer of the Tax-Related Items to the Company, the Employer or the Trustee;

(iii)withholding from proceeds of the sale of Shares acquired upon payment of the PSUs either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization without further consent);

(iv)withholding Shares to be issued upon payment of the PSUs (“net-share withholding”), provided, however, that if the Participant is a Section 16 officer of the Company under the Exchange Act, then applicable withholding obligations for Tax-Related Items will be settled by withholding Shares in accordance with this subsection (iv) or, alternatively, the Committee (as constituted in accordance with Rule 16b-3 under the Exchange Act) shall establish the method of withholding from alternatives (i)-(iii) herein; and/or

(v)any other method of withholding determined by the Company and permitted by applicable law.

(c)Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or, to the extent permitted under the Plan, other applicable withholding rates, including maximum applicable rates in the Participant’s jurisdiction(s) in which case the Participant will receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent amount in Shares. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for purposes of calculating the Tax-Related Items and determining the number of Shares that have been delivered in accordance with Section 2.5 above, the Participant will be deemed to have been issued the full number of Shares subject to the vested PSUs, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items.

(d)The Participant agrees to indemnify the Company and/or its affiliates and/or the Trustee and hold them harmless against and from any and all liability for any such Tax-Related Item or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such Tax-Related Items from any payment made to the Participant for which the Participant is responsible. The Company shall not be obligated to deliver any new certificate representing Shares to the Trustee, the Participant or the Participant’s legal representative or to enter such Shares in book entry form unless and until the Participant or the Participant’s legal representative shall have paid or otherwise satisfied in full the amount of all Tax-Related Items.

2.7    Section 409A. The PSUs are not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof, “Section 409A”). However, notwithstanding any other provision of the Plan, the Grant Notice or this Agreement, if at any time the Participant is a U.S. federal taxpayer and the Administrator determines that the PSUs (or any portion thereof) may be subject to Section 409A, the Administrator shall have the right in its sole discretion (without any obligation to do so or to indemnify the Participant or any other person for failure to do so) to adopt such amendments to the Plan, this Agreement or the Grant Notice or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Administrator determines are necessary or appropriate either for the PSUs to be exempt from the application of Section 409A or to comply with the requirements of Section 409A. Notwithstanding the foregoing, the Company makes no representation that the grant, vesting, or payment of the PSUs provided for under this Agreement will be exempt from or compliant with Section 409A and the Company will have no liability to the Participant or any other party if such grant, vesting or payment of PSUs is not so exempt or compliant or for any action taken by the Company with respect thereto.

2.8    Rights as Shareholder. The holder of the PSUs shall not be, nor have any of the rights or privileges of, a shareholder of the Company, including, without limitation, any dividend rights and voting rights, in respect of the PSUs and any Shares underlying the PSUs and deliverable hereunder unless and until such Shares shall have been actually issued by the Company and held of record by such holder (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 11.1 of the Plan.

2.9    Conditions to Delivery of Shares. Subject to Section 19 of the Plan, the Shares deliverable hereunder, or any portion thereof, may be either previously authorized but unissued Shares or issued Shares which have then been reacquired by the Company. Such Shares shall be fully paid and non-assessable. The Company shall not be required to issue or deliver any Shares deliverable hereunder or portion thereof prior to fulfillment of all of the following conditions:

(a)    The admission of such Shares to listing on all stock exchanges on which such Shares are then listed;

(b)    The completion of any registration or other qualification of such Shares under any applicable law, rule or regulation, which the Administrator shall, in its absolute discretion, deem necessary or advisable;

(c)    The obtaining of any approval or other clearance from any local, state, federal or foreign governmental agency which the Administrator shall, in its absolute discretion, determine to be necessary or advisable;

(d)    The receipt by the Company, the Employer or the Trustee of any Tax-Related Items required to be withheld, as further described in Section 2.6 hereof; and

(e)    The lapse of such reasonable period of time following the vesting of any Performance Share Units as the Administrator may from time to time establish for reasons of administrative convenience.
ARTICLE III
OTHER PROVISIONS
3.1    Administration. The Administrator shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Administrator in good faith shall be final and binding upon the Participant, the Company and all other interested persons. No member of the Administrator shall not be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, this Agreement or the PSUs.
3.2     Adjustments Upon Specified Events. Provided that the PSUs are not “nonqualified deferred compensation” within the meaning of Section 409A, the Administrator may accelerate payment and vesting of the Performance Share Units in such circumstances as it, in its sole discretion, may determine. In addition, upon the occurrence of certain events relating to the Shares contemplated by Section 11.1 of the Plan (including, without limitation, an extraordinary cash dividend on such Shares), the Administrator shall make such adjustments the Administrator deems appropriate in the number of Performance Share Units then outstanding and the number and kind of securities that may be issued in respect of the Performance Share Units. The Participant acknowledges that the PSUs are subject to modification and termination in certain events as provided in this Agreement and Articles 11 and 13 of the Plan.
3.3    Grant is Not Transferable. During the lifetime of the Participant, this grant and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of the PSUs, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, the PSUs and the rights and privileges conferred hereby immediately will become null and void. Notwithstanding anything herein to the contrary, this Section 3.3 shall not prevent transfers by will or applicable laws of descent and distribution.
3.4    Binding Agreement. Subject to the limitation on the transferability of the PSUs contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
3.5    Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at Corporate_Secretary@mellanox.com or the address given beneath the signature of Company’s authorized officer on the Grant Notice, and any notice to be given to the Participant shall be addressed to the Participant at the address given beneath the Participant’s signature on the Grant Notice. By a notice given pursuant to this Section 3.5, either party may hereafter designate a different address for notices to be given to that party. Any notice which is required to be given to the Participant shall, if the Participant is then deceased, be given to the person entitled to the PSUs by written notice under this Section 3.5. Any notice shall be deemed duly given when sent via email or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.
3.6    Titles. Titles provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
3.7    Governing Law; Severability. The laws of the State of Israel shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflict of laws. The Participant may only exercise his or her rights in respect of the Plan, this Agreement and these PSUs to the extent that it would be lawful to do so, and the Company would not, in connection with this Agreement, be in breach of the laws of any jurisdiction to which the Participant may be subject. The Participant shall be solely responsible to seek advice as to the laws of any jurisdiction to which he or she may be subject, and participation in the Plan by the Participant shall be on the basis of a warranty by the Participant that the Participant may lawfully so participate without the Participant being in breach of the laws of any such jurisdiction. In addition, the provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
3.8    Conformity to Securities Laws. Participant acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated by the U.S. Securities and Exchange Commission thereunder, and state securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the PSUs are granted, only in such a manner as to conform to such laws, rules and regulations, and the Company is under no obligation to register or qualify the Shares with any state, federal or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares. Further, the Participant understands that, to the extent permitted by applicable law, the Company shall have the unilateral authority to amend the Plan and this Agreement without the Participant’s consent to the extent necessary to comply with securities or other laws applicable to the issuance of Shares.

3.9    Amendments, Suspension and Termination. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator, provided, however, that, except as may otherwise be provided by the Plan and this Agreement, no amendment, modification, suspension or termination of this Agreement shall adversely affect the PSUs in any material way without the prior written consent of the Participant.
3.10    Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth in Sections 3.2 and 3.3 hereof, this Agreement shall be binding upon the Participant and his or her heirs, executors, administrators, successors and assigns.
3.11    Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if the Participant is subject to Section 16 of the Exchange Act, the Plan, the PSUs and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, the Company shall have unilateral authority to amend this Agreement without the Participant’s consent to the extent necessary to comply with such applicable exemptive rule.
3.12    Not a Contract of Employment. Nothing in this Agreement or in the Plan shall confer upon the Participant any right to continue to serve as an employee or other service provider of the Company or any affiliate thereof, or be interpreted as forming or amending an employment or service contract with the Company or any affiliate thereof and shall not interfere with or restrict in any way the rights of the Company and its affiliates, which rights are hereby expressly reserved, to discharge or terminate the services of the Participant at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between the Company or an affiliate thereof and the Participant.
3.13    Entire Agreement. The Plan, the Grant Notice and this Agreement (including all Exhibits thereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and the Participant with respect to the subject matter hereof.
3.14    Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and shall not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. The Participant shall have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the PSUs, and rights no greater than the right to receive the Shares as a general unsecured creditor with respect to PSUs, as and when payable hereunder.

3.15    Nature of Grant. In accepting the grant of PSUs, the Participant acknowledges, understands and agrees that:

(a)the Plan is established voluntarily by the Company, it is discretionary in nature, and may be amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(b)    the grant of the PSUs is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of performance share units, or benefits in lieu of performance share units, even if PSUs have been granted in the past;

(c)    all decisions with respect to future performance share units or other grants, if any, will be at the sole discretion of the Company;
(d)    the Participant is voluntarily participating in the Plan;
(e)    the PSUs and any Shares subject to the PSUs, and the income from and value of same, are not intended to replace any pension rights or compensation;
(f)    unless otherwise agreed with the Company, the PSUs and the Shares subject to the PSUs, and the income from and value of same, are not granted as consideration for, or in connection with, the service the Participant may provide as a director of an affiliate;
(g)    the PSUs and any Shares subject to the PSUs, and the income from and value of same, are not part of normal or expected compensation for any purpose, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, holiday pay, pension or retirement or welfare benefits or similar payments;
(h)    the future value of the Shares underlying the PSUs is unknown, indeterminable, and cannot be predicted with certainty;
(i)    no claim or entitlement to compensation or damages shall arise from forfeiture of the PSUs resulting from the termination of the Participant’s employment or service relationship (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any);
(j)    for purposes of the PSUs, the date of the Participant’s Termination of Services shall be the date the Participant is no longer actively providing services to the Company or any affiliate thereof (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or providing services or the terms of Participant’s employment or service agreement, if any), and the Participant’s right to vest in the PSUs under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., the Participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Participant is employed or providing services or the terms of Participant’s employment or service agreement, if any). The Administrator shall have the exclusive discretion to determine when the Participant is no longer actively providing services for purposes of the PSUs (including whether the Participant may still be considered to be providing services while on a leave of absence); and
(k)    neither the Company, the Employer nor any affiliate thereof shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the PSUs or of any amounts due to the Participant pursuant to the payment of the PSUs or the subsequent sale of any Shares acquired upon settlement.
3.16    Data Privacy.
(a)    Data Collection and Usage. The Company and the Employer may collect, process and use certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, email address, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Performance Share Units or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor (“Data”), for the purposes of implementing, administering and managing the Plan. The legal basis, where required, for the processing of Data is the Participant’s consent.
(b)    Stock Plan Administration Service Providers. The Company transfers Data to E*Trade Corporate Financial Services, Inc. and its affiliated companies (“E*Trade”), an independent service provider based in the United States, which is assisting the Company with the implementation, administration and management of the Plan. In the future, the Company may select a different service provider and share Data with such other provider serving in a similar manner. The Participant may be asked to agree on separate terms and data processing practices with the service provider, with such agreement being a condition to the ability to participate in the Plan.
(c)    International Data Transfers. The Company and its service providers are based in Israel and the United States. The Participant’s country or jurisdiction may have different data privacy laws and protections than Israel and the United States. The Company's legal basis, where required, for the transfer of Data is Participant’s consent.
(d)    Data Retention. The Company will hold and use the Data only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax and security laws.
(e)    Voluntariness and Consequences of Consent Denial or Withdrawal. Participation in the Plan is voluntary and the Participant is providing the consents herein on a purely voluntary basis. If the Participant does not consent, or if the Participant later seeks to revoke the Participant’s consent, the Participant’s salary from or employment and career with the Employer will not be affected; the only consequence of refusing or withdrawing the Participant’s consent is that the Company would not be able to grant this Award or other awards to the Participant or administer or maintain such awards.
By accepting the Award and indicating consent via the Company’s online acceptance procedure, the Participant is declaring that he or she agrees with the data processing practices described herein and consents to the collection, processing and use of Data by the Company and the transfer of Data to the recipients mentioned above, including recipients located in countries which may not have the same level of protection as the Participant’s country, for the purposes described above.
Finally, the Participant understands that the Company may rely on a different legal basis for the processing or transfer of Data in the future and/or request that the Participant provide another data privacy consent form. If applicable and upon request of the Company, the Participant agrees to provide an executed acknowledgement or data privacy consent form to the Employer or the Company (or any other acknowledgements, agreements or consents that may be required by the Employer or the Company) that the Company and/or the Employer may deem necessary to obtain under the data privacy laws in the Participant’s country, either now or in the future. The Participant understands that he or she will not be able to participate in the Plan if he or she fails to execute any such acknowledgement, agreement or consent requested by the Company and/or the Employer.
3.17    Language. The Participant acknowledges that he or she is proficient in the English language, or has consulted with an advisor who is sufficiently proficient in English, so as to allow the Participant to understand the terms and conditions of this Agreement. If the Participant has received this Agreement, or any other documents related to the PSUs and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

3.18    Insider Trading Restrictions / Market Abuse Laws. The Participant may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, including, but not limited to, the United States and the Participant’s country, which may affect the Participant’s ability to accept, acquire, sell or otherwise dispose of Shares, rights to Shares (e.g., PSUs) or rights linked to the value of Shares under the Plan during such times as the Participant is considered to have “inside information” regarding the Company (as defined by the laws in the applicable jurisdictions). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. Neither the Company nor any affiliate thereof will be responsible for such restrictions or liable for the failure on the Participant’s part to know and abide by such restrictions. The Participant should consult with his or her own personal legal advisers to ensure compliance with applicable laws.
3.19    Foreign Asset / Account and Exchange Control Requirements. Depending on the Participant’s country, the Participant may be subject to foreign asset/account and/or exchange control reporting or other requirements which may affect the Participant’s ability to acquire or hold PSUs or Shares under the Plan or cash received from participating in the Plan in a brokerage or bank account outside the Participant’s country. The Participant may be required to report such PSUs, Shares, accounts, assets or transactions to the tax or other authorities in his or her country and/or repatriate funds received in connection with the Plan to the Participant's country within a certain time period or according to certain procedures. The Participant acknowledges that it is his or her responsibility to comply with any applicable requirements, and that the Participant should consult his or her own personal tax and legal advisors to ensure compliance with applicable laws.
3.20    Electronic Delivery, Acceptance and Participation. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means and the Participant hereby consents to receive such documents by electronic delivery. The Participant agrees that his or her electronic acceptance of the Award through the Company’s online acceptance procedure constitutes his or her acceptance of the Award and further agrees to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company.
3.21    Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the PSUs and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

3.22    Waiver. The Participant acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Participant or any other Participant.